                                                                    EXHIBIT 12.2

                      HIGHWOODS REALTY LIMITED PARTNERSHIP


      RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED UNIT DIVIDENDS

                             (Dollars in thousands)

                                                     Six Months
                                                        Ended
                                                    June 30, 2002           2001        2000        1999        1998        1997
                                                    -------------         -------     -------     -------     -------     -------
EARNINGS:
Income from continuing operations                        60,450           147,316     154,847     166,926     151,135      91,552
Interest                                                 51,944           102,468     106,283     108,562      91,361      45,138
Amortization of loan costs                                  680             2,005       2,512       2,823       2,598       2,256
                                                        -------           -------     -------     -------     -------     -------
Total earnings                                          113,074           251,789     263,642     278,311     245,094     138,946

FIXED CHARGES AND PREFERRED UNIT DIVIDENDS:
Interest                                                 51,944           102,468     106,283     108,562      91,361      45,138
Interest capitalized                                      6,617            16,947      23,669      29,147      17,968       7,238
Amortization of loan costs                                  680             2,005       2,512       2,823       2,598       2,256
                                                        -------           -------     -------     -------     -------     -------
Total fixed charges                                      59,241           121,420     132,464     140,532     111,927      54,632

Preferred stock dividends                                15,426            31,500      32,580      32,580      30,092      13,117
Total fixed charges and preferred stock dividends        74,667           152,920     165,044     173,112     142,019      67,749

Ratio of earnings to fixed charges                         1.91              2.07        1.99        1.98        2.19        2.54

Ratio of earnings to combined fixed charges and
   preferred unit dividends                                1.51              1.65        1.60        1.61        1.73        2.05
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